Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Year Fiscal 2013 Results

14th Consecutive Quarter of Year-Over-Year Revenue Growth

Expects to Resume Quarterly Dividend at $0.15 in Q1 Fiscal 2014

NEWARK, NJ — October 3, 2013:  IDT Corporation (NYSE: IDT) reported a diluted loss per share of $0.17 and Non-GAAP diluted EPS of $0.13 for its fourth quarter of fiscal 2013, the three months ended July 31, 2013.  For FY 2013, diluted EPS was $0.52 and Non-GAAP diluted EPS was $1.09.

Howard Jonas, IDT’s Chairman and CEO, said, “IDT delivered another strong quarter to round out a successful year.  We continued our string of quarterly revenue growth compared to the year ago period while significantly improving Adjusted EBITDA.  Given the consistently favorable results in recent quarters and the underlying strength of our businesses, the Board intends to resume paying a quarterly dividend with a $0.15 per share payment in December for the first quarter of fiscal 2014 provided that the quarter’s results are in line with expectations.”  In November 2012, IDT paid its 2013 fiscal year dividends in advance with a special dividend of $0.60 per share.

“Zedge and Fabrix Systems, our primary non-telecom businesses, are extremely well positioned in today’s marketplace — actively participating in consumer trends around mobile content acquisition and cloud-based storage, respectively,” Mr. Jonas continued.  “We expect that these businesses will follow the successful paths of other businesses incubated within IDT, such as Net2Phone, IDT Entertainment, Genie Energy and Straight Path Communications, to create significant IDT shareholder value through sales, spin-offs or IPOs.  With that in mind, we have already begun to explore strategic options for Zedge.”

4Q13 AND FULL FISCAL YEAR 2013 HIGHLIGHTS

(Results for 4Q13 are compared to 4Q12, and results for FY 2013 are compared to FY 2012 unless otherwise noted).

•	Revenue in 4Q13 increased 7.1% to $412.1 million from $384.7 million; FY 2013 revenue increased 7.6% to $1,620.6 million from $1,506.3 million.

•	Direct cost of revenue expressed as a percentage of revenue in 4Q13 improved to 83.6% from 84.2%; FY 2013 direct cost of revenue as a percentage of revenue improved to 83.7% from 84.3%.

•	Adjusted EBITDA in 4Q13 increased 45.7% to $9.7 million from $6.6 million; FY 2013 Adjusted EBITDA increased 55.0% to $39.4 million from $25.4 million.

•
Income from operations in 4Q13 - including the impact of a non-routine impairment of $4.4 million - was $1.4 million compared to $2.8 million; FY 2013 income from operations increased to $29.4 million, compared to a loss from operations of $7.1 million.

•
Net loss attributable to IDT in 4Q13, which included the non-routine impairment mentioned above, was $3.7 million compared to net income attributable to IDT of $37.3 million in 4Q12. (Net income in 4Q12 included a non-routine income tax benefit of $36.6 million.); FY 2013 net income attributable to IDT was $11.6 million compared to $38.6 million in FY 2012. (Net income in FY 2012 included an income tax benefit of $42.8 million.)

•
Diluted loss per share in 4Q13 was $0.17 compared to diluted EPS of $1.69. (The 4Q12 amount included a non-routine income tax benefit per diluted share of $1.65.);  FY 2013 diluted EPS was $0.52, compared to $1.75.  (FY 2012 diluted EPS included an income tax benefit per diluted share of $1.94.)

•	Non-GAAP net income in 4Q13 was $2.9 million, compared to $5.3 million; FY 2013 Non-GAAP net income was $24.4 million, compared to $29.8 million.

•	Non-GAAP diluted EPS in 4Q13 decreased to $0.13 compared to $0.24; FY 2013 Non-GAAP diluted EPS was $1.09 compared to $1.35.

•	Net cash provided by operating activities in 4Q13 was $14.2 million compared to $5.0 million; FY 2013 net cash provided by operating activities was $59.3 million compared to $36.5 million.

NOTES:

Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for fiscal 2013 and all prior periods presented have been adjusted to reflect the spin-off of Genie Energy in October 2011 and the spin-off of Straight Path Communications Inc. in July 2013. Genie Energy and Straight Path Communications Inc. are accounted as discontinued operations for all periods presented.

4Q13 AND FULL FISCAL YEAR 2013 OPERATING RESULTS BY SEGMENT

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98% of IDT’s revenue in FY 2013 and FY 2012.  The businesses within TPS market and distribute multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use in 4Q13 decreased to 7.3 billion from 8.2 billion in 4Q12 (-11.0%) and 7.8 billion in 3Q13 (-7.1%).  The decreases primarily reflect the impact of market price increases in industry-wide termination rates into several South Asian nations. The price increases were largely imposed during 3Q13 and resulted in significant reductions in minutes of use and revenues on high volume, low margin routes to these destinations.  Sequentially, minutes of use decreased despite the fact that 4Q13 had three more days than 3Q13.  For FY 2013, minutes of use increased 6.1% to 32.6 billion from 30.8 billion in FY 2012, as the growth in other portions of the business more than offset the decline to those South Asian nations in the second half of the fiscal year. The South Asia market price increases had little effect on bottom line economics, as gross profit dollars per minute to these destinations have remained relatively stable.

TPS’ revenue in 4Q13 increased to $403.9 million compared to $378.3 million (+6.8%) in the year ago quarter and $388.9 million (+3.9%) in the prior quarter reflecting, in part, the three additional days in 4Q13 compared to 3Q13.  For FY 2013, revenue increased by 7.5% to $1,587.6 million from $1,477.1 million in FY 2012.

•
Retail Communications’ revenue in 4Q13 increased to $176.3 million compared to $147.0 million (+19.9%) in 4Q12 and $165.4 million (+6.6%) in 3Q13. Increases in sales of PIN-less calling services on the Boss Revolution platform continued to more than offset declines in sales of traditional disposable calling cards.  In FY 2013, Retail Communications’ revenue increased 19.0% to $656.5 million from $551.7 million in FY 2012.  Retail Communications comprised 43.7% of TPS’ total revenue in 4Q13.

•
Wholesale Termination Services’ revenue in 4Q13 decreased to $164.5 million from $175.2 million (-6.1%) in 4Q12, but increased from $159.3 million (+3.3%) in 3Q13.  The year over year decrease reflects the aforementioned reduction in traffic to certain South Asian destinations. The sequential increase reflects, in part, the additional three calendar days in IDT’s 4Q13 compared to 3Q13.  In FY 2013, Wholesale Termination Services’ revenue decreased 3.9% to $687.6 million from $715.4 million in FY 2012. Wholesale Termination Services’ revenue comprised 40.7% of TPS’ total revenue in 4Q13.

•
Payment Services’ revenue in 4Q13 increased to $49.7 million from $42.3 million (+17.3%) in 4Q12, but decreased from $51.3 million (-3.2%) in 3Q13.  Payment Services revenue for FY 2013 increased 25.1% to $191.3 million from $153.0 million in FY 2012. The year over year increases primarily reflect continued growth of international airtime top-up.  Payment Services revenue comprised 12.3% of total TPS revenue in 4Q13.

•
Hosted Platform Solutions’ revenue in 4Q13 decreased to $13.4 million from $13.8 million (-2.9%) in 4Q12, but increased from $12.9 million (+3.4%) in 3Q13.  The majority of Hosted Platform Solutions revenue is generated by IDT’s cable telephony business which is in harvest mode.  In FY 2013, Hosted Platform Solutions’ revenue decreased 8.4% to $52.3 million from $57.0 million in FY 2012.  Hosted Platform Services’ revenue comprised 3.3% of total TPS revenue in 4Q13.

For FY 2014, IDT anticipates that TPS revenue will continue to increase reflecting both continued growth of retail calling services and expansion of payment services.

TPS’ direct cost of revenue expressed as a percentage of revenue in 4Q13 improved slightly to 84.8% from 85.0% in 4Q12 and deteriorated slightly compared to 84.6% in 3Q13.  For FY 2013, TPS’ direct cost of revenue as a percentage of revenue improved to 84.8% from 85.2% in FY 2012.

TPS’ 4Q13 SG&A expense increased to $48.0 million from $46.7 million (+2.9%) in 4Q12 and $46.8 million (+2.5%) in 3Q13.  Expressed as a percentage of TPS’ revenue, SG&A declined to 11.9% from 12.3% in 4Q12 and 12.0% in 3Q13, primarily reflecting the scalability of calling and payment services provided over the Boss Revolution platform.  For FY 2013, SG&A expense totaled $189.3 million, or 11.9% of TPS’ revenue, compared to $182.2 million, or 12.3% of TPS’ revenue in FY 2012.

In FY 2014, IDT expects TPS’ SG&A expense as a percentage of its revenue to slightly increase, as the Company continues its investment in several growth initiatives including further expansion of IDT Telecom’s retail sales force, increased marketing of its existing Boss Revolution suite of products, and introduction of new payment offerings including the roll-out of money remittance services.

TPS’ Adjusted EBITDA in 4Q13 increased to $13.4 million from $10.2 million (+31.8%) in 4Q12 and $13.0 million (+2.9%) in 3Q13.  For FY 2013, Adjusted EBITDA increased 42.8% to $51.6 million from $36.1 million in FY 2012 on the strength of robust revenue growth in Retail Communications.

TPS’ income from operations increased to $10.1 million in 4Q13 from $6.9 million (+46.1%) in 4Q12, primarily on the strength of continued revenue growth within Retail Communications.  Compared to the prior quarter, income from operations decreased 47.8% from $19.3 million, as 3Q13 results included a non-routine gain of $9.6 million for reversals of previous accruals made for potential litigation settlements.  For FY 2013, TPS’ income from operations increased to $48.5 million from $5.9 million in FY 2012.  TPS’ income from operations in FY 2013 included the $9.6 million gain from the accrual reversal described above, and TPS’ income from operations in FY 2012 included non-routine charges of $16.0 million for litigation related matters.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 4Q13 revenue was $3.4 million, a 22.9% decrease from $4.4 million in the year ago quarter and unchanged compared to the prior quarter.  For FY 2013, revenue decreased 24.8% to $14.5 million from $19.3 million in FY 2012. Income from operations in 4Q13 decreased to $0.4 million from $0.9 million in the year ago quarter, and increased from $0.3 million in the prior quarter.  For FY 2013, income from operations decreased 55.1% to $1.8 million from $4.1 million in FY 2012. Revenue and income from operations were in line with management expectations.

Zedge

Zedge provides consumers with free, high quality mobile games, ringtones and wallpapers accessible from its mobile app, available on both iTunes and Google Play, and its website.  The Zedge app has been installed more than 75 million times and has been ranked in the “Top 15” most popular apps in the Google Play store for the last three years. Zedge’s reach and popularity offers advertisers, game developers, musicians, and artists a scalable, non-incentivized, user acquisition platform with global reach.

On August 28, 2013, IDT announced that it has started exploring strategic alternatives for Zedge, including a potential spin-off or IPO.   IDT owns approximately 83.1% (69% on a fully diluted basis) of Zedge.

Zedge generates revenues by offering advertisers, game publishers and marketers exposure to its customer base via advertising inventory that it sells on its mobile apps and website.  Zedge’s revenue increased to $1.6 million in 4Q13, compared to $1.0 million in 4Q12 and $1.4 million in 3Q13.  For FY 2013, Zedge’s revenue was $5.8 million compared to $3.8 million in FY 2012.  The increases primarily reflect the growth in Zedge’s user base, driven by the Android app, which increased to 30.6 million current installs as of July 31, 2013, compared to 18.7 million installs a year earlier.

Zedge’s 4Q13 SG&A expense was $1.1 million, compared to $0.7 million in the year ago quarter and $0.9 million in the prior quarter.  The increases were primarily due to expansion of the engineering staff. For FY 2013, Zedge’s SG&A expense was $3.8 million compared to $2.7 million in FY 2012.

Zedge’s 4Q13 Adjusted EBITDA was $0.4 million, compared to $0.1 million in the year ago quarter and $0.3 million in the prior quarter. For FY 2013, Zedge’s Adjusted EBITDA was $1.1 million compared to $0.4 million in FY 2012.

Zedge’s income from operations in 4Q13 was $0.2 million compared to a loss from operations of $0.1 million in the year ago quarter and income from operations of $0.1 million in the prior quarter. For FY 2013, Zedge’s income from operations was $0.3 million compared to a loss from operations of $0.2 million in FY 2012. The improvement in operating income primarily reflects the revenue increases during the periods.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses.

All Other’s 4Q13 revenue increased to $3.2 million from $1.1 million in the year ago quarter and was basically unchanged compared to the prior quarter.  For FY 2013, revenue was $12.7 million compared to $6.1 million in FY 2012.  The year over year increase was due to Fabrix’s product sales to cable system operators and other media content providers, who utilize Fabrix’s software to efficiently store, process and distribute video for both remote DVR and deep storage applications.

All Other’s direct cost of revenue expressed as a percentage of revenue improved to 18.4% in 4Q13 from 30.9% in 4Q12, but deteriorated from 11.3% in the prior quarter.  For FY 2013, direct cost of revenue as a percentage of revenue was 13.2% compared to 20.6% in FY 2012.

All Other’s SG&A expense was $1.5 million in 4Q13 compared to $1.1 million in 4Q12 and $1.3 million in 3Q13. For FY 2013, SG&A expense was $5.1 million compared to $2.5 million in FY 2012.

Research and development expense, which is entirely generated by Fabrix, was $2.2 million in 4Q13 compared to $1.2 million in the year ago quarter and $1.7 million in the prior quarter.  For FY 2013, R&D expense was $7.2 million compared to $4.6 million in FY 2012.

All Other’s Adjusted EBITDA in 4Q13 was a loss of $1.1 million, compared to a loss of $1.6 million in the year ago quarter and a loss of $0.2 million in 3Q13.  For FY 2013, the Adjusted EBITDA loss decreased to $1.2 million from $2.2 million in FY 2012 on the strength of Fabrix’ revenue growth.

In 4Q13, All Other recorded an impairment write-down of $4.4 million on IDT’s former headquarters building at 520 Broad Street in Newark, New Jersey. Including the impact of this impairment, All Other’s loss from operations in 4Q13 was $5.9 million, compared to a loss from operations of $2.0 million in the year ago quarter and a loss from operations of $0.7 million in the prior quarter. For FY 2013, All Other’s loss from operations was $7.3 million (including the $4.4 million impairment write-down) compared to $3.7 million in FY 2012.

CONSOLIDATED RESULTS AND BALANCE SHEET

Consolidated results in all periods presented include corporate overhead.  Corporate G&A expense was $3.4 million in 4Q13, compared to $2.9 million in the year ago quarter and $3.4 million in the prior quarter.  For FY 2013, corporate G&A expense was $13.9 million compared $13.0 million in FY 2012.

Net loss attributable to IDT in 4Q13 was $3.7 million, compared to net income attributable to IDT of $37.3 million in 4Q12 and $8.7 million in 3Q13.  Net income attributable to IDT in 4Q12 included an income tax benefit of $36.6 million.  In 4Q12, IDT reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets due to its profitability in the United States and expected future profitability.  This reversal did not impact IDT’s cash position.

Non-GAAP net income was $2.9 million in 4Q13, compared to $5.3 million in the year ago quarter and $7.3 million in the prior quarter.  For FY 2013, Non-GAAP net income totaled $24.4 million compared to $29.8 million in FY 2012.  Non-GAAP diluted EPS was $0.13 in 4Q13 compared to $0.24 in the year ago quarter and $0.33 in the prior quarter.  For FY 2013, diluted Non-GAAP EPS was $1.09 compared to $1.35 in FY 2012.   Non-GAAP Net Income and Non-GAAP diluted EPS exclude the impact of the impairment write-down of IDT’s former headquarters building and certain other components of GAAP EPS that are detailed in the reconciliation provided at the end of this release.

As of July 31, 2013, IDT had $156.6 million of unrestricted cash, cash equivalents and marketable securities. In addition, IDT had an aggregate of $42.4 million of current and long-term restricted cash and cash equivalents, which included $31.1 million in customer deposits held at IDT’s Gibraltar based bank.  Notes payable, consisting primarily of mortgage loans against IDT-owned real estate, totaled $7.2 million.  During 4Q13, IDT paid $21.1 million, representing the outstanding balance on the mortgage on its building located at 520 Broad Street in Newark, New Jersey. At July 31, 2013, current liabilities included $21.1 million borrowed under IDT Telecom’s revolving credit facility.

Net cash provided by operating activities in FY 2013 was $59.3 million, compared to $36.5 million in FY 2012.  Capital expenditures in these periods were $14.5 million and $10.8 million, respectively.

DIVIDENDS

On July 24, 2013, IDT’s Board of Directors declared a special cash dividend of $0.08 per share which was paid on September 10, 2013 to stockholders of record of IDT’s Class A and Class B common stock as of the close of business on August 30, 2013.

IDT anticipates resuming regular quarterly dividends commencing with a $0.15 payment for the first quarter of fiscal 2014, which it expects to pay in December 2013, provided that the first quarter’s results are consistent with the Company’s expectations.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

•	IDT will host a conference call at 5:00 PM ET today, October 3rd, beginning with management’s discussion of financial and operational results, business outlook and strategy followed by Q&A.

•	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

•
An audio replay of the conference call will be available one hour after the call concludes through October 10, 2012 by dialing 1-877-344-7529 (conference code 10034068), or by streaming from the IDT website investor relations site: www.idt.net/about/ir.

•
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world. IDT’s carrier services business is a global leader in wholesale voice termination. Other IDT technology based holdings include Zedge (www.zedge.net), a leading consumer destination for free ringtones, wallpapers and mobile games, and Fabrix Systems (www.fabrixsystems.com), a software development company specializing in highly efficient cloud-based video processing, storage and delivery.   For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2013	2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$146,960	$148,905
Restricted cash and cash equivalents—short-term	34,988	12,636
Marketable securities	9,684	—
Trade accounts receivable, net of allowance for doubtful accounts of $13,079 and $13,044 at July 31, 2013 and 2012, respectively	65,078	83,017
Prepaid expenses	19,175	18,792
Deferred income tax assets, net—current portion	1,689	5,142
Other current assets	12,730	17,522
Assets of discontinued operations	—	2,644
TOTAL CURRENT ASSETS	290,304	288,658
Property, plant and equipment, net	80,742	85,567
Goodwill	14,807	14,614
Other intangibles, net	1,390	1,907
Investments	9,605	7,133
Restricted cash and cash equivalents—long-term	7,407	9,466
Deferred income tax assets, net—long-term portion	20,000	31,744
Other assets	11,152	12,025
TOTAL ASSETS	$435,407	$451,114
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving credit loan payable	$21,062	$—
Trade accounts payable	39,323	39,844
Accrued expenses	145,432	160,104
Deferred revenue	91,227	84,364
Customer deposits	28,663	10,524
Income taxes payable	761	1,317
Dividends payable	1,837	—
Notes payable—current portion	535	560
Other current liabilities	4,829	3,241
Liabilities of discontinued operations	—	1,411
TOTAL CURRENT LIABILITIES	333,669	301,365
Notes payable—long-term portion	6,624	29,716
Other liabilities	5,978	17,308
TOTAL LIABILITIES	346,271	348,389
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2013 and 2012	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,275 and 24,112 shares issued and 21,397 and 21,342 shares outstanding at July 31, 2013 and 2012, respectively	243	241
Additional paid-in capital	388,533	395,869
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,878 and 2,770 shares of Class B common stock at July 31, 2013 and 2012, respectively	(98,836)	(97,757)
Accumulated other comprehensive income	2,341	202
Accumulated deficit	(203,711)	(196,358)
Total IDT Corporation stockholders’ equity	88,603	102,230
Noncontrolling interests	533	495
TOTAL EQUITY	89,136	102,725
TOTAL LIABILITIES AND EQUITY	$435,407	$451,114

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2013	2012	2011
	(unaudited)
REVENUES	$1,620,617	$1,506,283	$1,351,416
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,355,573	1,269,386	1,119,606
Selling, general and administrative (i)	218,469	206,906	202,410
Depreciation and amortization	14,910	16,648	20,952
Research and development	7,166	4,569	2,834
Impairment of building and improvements	4,359	—	—
Severance and other charges	—	—	1,053
TOTAL COSTS AND EXPENSES	1,600,477	1,497,509	1,346,855
Other operating gains (losses), net	9,251	(15,870)	2,824
Income (loss) from operations	29,391	(7,096)	7,385
Interest expense, net	(824)	(2,985)	(3,698)
Other income (expense), net	5,383	(1,767)	3,912
Income (loss) from continuing operations before income taxes	33,950	(11,848)	7,599
(Provision for) benefit from income taxes	(15,872)	42,782	13,388
Income from continuing operations	18,078	30,934	20,987
Discontinued operations, net of tax:
(Loss) income from discontinued operations	(4,634)	5,851	(1,116)
Income on sale of discontinued operations	—	2,000	3,500
Total discontinued operations	(4,634)	7,851	2,384
NET INCOME	13,444	38,785	23,371
Net (income) loss attributable to noncontrolling interests	(1,837)	(137)	3,441
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$11,607	$38,648	$26,812
Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$16,048	$29,901	$20,244
(Loss) income from discontinued operations	(4,441)	8,747	6,568
Net income	$11,607	$38,648	$26,812
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.77	$1.45	$0.98
(Loss) income from discontinued operations	(0.21)	0.42	0.32
Net income	$0.56	$1.87	$1.30
Weighted-average number of shares used in calculation of basic earnings per share	20,876	20,717	20,565
Diluted:
Income from continuing operations	$0.72	$1.36	$0.90
(Loss) income from discontinued operations	(0.20)	0.39	0.29
Net income	$0.52	$1.75	$1.19
Weighted-average number of shares used in calculation of diluted earnings per share	22,315	22,060	22,482
(i) Stock-based compensation included in selling, general and administrative expenses	$5,875	$3,325	$3,414

IDT CORPORATION

 CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2013	2012	2011
	(unaudited)
OPERATING ACTIVITIES
Net income	$13,444	$38,785	$23,371
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss (income) from discontinued operations	4,634	(7,851)	(2,384)
Depreciation and amortization	14,910	16,648	20,952
Impairment of building and improvements	4,359	—	—
Severance and other payments	—	—	(2,978)
Deferred income taxes	15,198	(37,925)	(2,130)
Provision for doubtful accounts receivable	2,743	2,098	3,319
Net realized gains from marketable securities and investments	(586)	—	(5,379)
Gain on proceeds from insurance	—	—	(2,637)
Interest in the equity of investments	(1,968)	(1,157)	57
Stock-based compensation	5,875	3,325	4,081
Change in assets and liabilities:
Restricted cash and cash equivalents	(20,943)	(5,733)	(5,011)
Trade accounts receivable	17,606	8,728	(24,974)
Prepaid expenses, other current assets and other assets	2,890	(2,100)	(1,781)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(22,578)	10,703	39,201
Customer deposits	17,998	9,057	130
Income taxes payable	(576)	(4,721)	(1,430)
Deferred revenue	6,253	6,666	8,042
Net cash provided by operating activities	59,259	36,523	50,449
INVESTING ACTIVITIES
Capital expenditures	(14,537)	(10,830)	(13,300)
Deposit on purchase of leasehold interest in building	(950)	—	—
Collection (issuance) of notes receivable, net	750	—	(88)
Increase in investments	(1,219)	—	(3,015)
Proceeds from sales and redemptions of investments	114	3,169	2,446
Purchases of other intangibles	(93)	—	—
Proceeds from sales of buildings	—	—	100
Proceeds from insurance	—	—	3,524
Purchases of marketable securities	(11,414)	—	—
Proceeds from marketable securities	1,712	—	5,731
Purchases of certificates of deposit	—	—	(5,263)
Proceeds from maturities of certificates of deposit	—	3,300	2,258
Net cash used in investing activities	(25,637)	(4,361)	(7,607)
FINANCING ACTIVITIES
Cash of subsidiaries deconsolidated as a result of spin-offs	(15,000)	(104,243)	—
Dividends paid	(17,123)	(15,014)	(15,178)
Distributions to noncontrolling interests	(2,245)	(1,580)	(2,010)
Purchases of stock of subsidiary	(1,804)	—	—
Proceeds from sales of stock and exercise of stock options of subsidiary	154	133	—
Proceeds from exercise of stock options	921	—	1,674
Repayments of capital lease obligations	—	(1,781)	(4,821)
Proceeds from revolving credit loan payable	21,062	—	—
Repayments of borrowings	(21,304)	(332)	(4,602)
Repurchases of Class B common stock from Howard S. Jonas	—	—	(7,499)
Repurchases of common stock and Class B common stock	(1,079)	(2,816)	(205)
Net cash used in financing activities	(36,418)	(125,633)	(32,641)
DISCONTINUED OPERATIONS
Net cash (used in) provided by operating activities	(2,638)	(1,984)	6,389
Net cash (used in) provided by investing activities	(350)	4,992	(4,026)
Net cash provided by financing activities	—	—	8,472
Net cash (used in) provided by discontinued operations	(2,988)	3,008	10,835
Effect of exchange rate changes on cash and cash equivalents	1,241	(2,335)	1,512
Net (decrease) increase in cash and cash equivalents	(4,543)	(92,798)	22,548
Cash and cash equivalents (including discontinued operations) at beginning of year	151,503	244,301	221,753
Cash and cash equivalents (including discontinued operations) at end of year	146,960	151,503	244,301
Less cash and cash equivalents of discontinued operations at end of year	—	(2,598)	(24,475)
Cash and cash equivalents (excluding discontinued operations) at end of year	$146,960	$148,905	$219,826
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$1,286	$3,621	$5,008
Cash payments made for income taxes	$483	$1,049	$4,235
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Escrow account balances included in other current assets used to reduce notes payable	$1,976	$—	$—
Net liabilities excluding cash and cash equivalents of subsidiaries deconsolidated as a result of spin-offs	$1,341	$18,803	$—

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the fourth quarter and full year fiscal 2013 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, impairment on building and improvements and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, impairment on building and improvements, other operating losses, stock-based compensation and loss from discontinued operations, and subtracts other operating gains, reversals of the valuation allowance on deferred income tax assets and income from discontinued operations.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2013 and fiscal 2012 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

The impairment charges are also excluded in the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of impairment charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has claim settlements from time-to-time and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Reversals of the valuation allowance on deferred income tax assets are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because these reversals are non-cash adjustments that are only indirectly related to the current results of IDT’s core operations. The reversals arise when IDT determines that it is more likely than not that a portion of its deferred income tax assets will be realized based on projected future taxable income, tax planning strategies and the scheduled reversal of deferred tax liabilities. The assessment of the valuation allowance requires significant subjective and complex judgments about matters that are inherently uncertain and may change in subsequent periods.

Income (loss) from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation
Reconciliation of Adjusted EBITDA to Income (Loss) from Operations
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2013 (4Q13)
Revenue	$412.1	$403.9	$3.4	$1.6	$3.2	$-
Direct cost of revenue	344.7	342.5	1.4	0.2	0.6	-
Selling, general and administrative	55.5	48.0	1.5	1.1	1.5	3.4
Research and development	2.2	-	-	-	2.2	-
Adjusted EBITDA	9.7	13.4	0.4	0.4	(1.1)	(3.4)
Subtract:
Depreciation and amortization	3.9	3.3	-	0.2	0.4	-
Impairment of building and improvements	4.4	-	-	-	4.4	-
Income (loss) from operations	$1.4	$10.1	$0.4	$0.2	$(5.9)	$(3.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended April 30, 2013 (3Q13)
Revenue	$396.9	$388.9	$3.4	$1.4	$3.2	$-
Direct cost of revenue	331.2	329.1	1.5	0.2	0.4	-
Selling, general and administrative	54.0	46.8	1.6	0.9	1.3	3.4
Research and development	1.7	-	-	-	1.7	-
Adjusted EBITDA	10.1	13.0	0.3	0.3	(0.2)	(3.4)
Subtract (Add):
Depreciation and amortization	4.0	3.3	-	0.2	0.5	-
Other operating gains	(9.6)	(9.6)	-	-	-	-
Income (loss) from operations	$15.7	$19.3	$0.3	$0.1	$(0.7)	$(3.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2012 (4Q12)
Revenue	$384.7	$378.3	$4.4	$1.0	$1.1	$-
Direct cost of revenue	323.9	321.5	1.9	0.2	0.3	-
Selling, general and administrative	53.0	46.7	1.6	0.7	1.1	2.9
Research and development	1.2	-	-	-	1.2	-
Adjusted EBITDA	6.6	10.2	0.9	0.1	(1.6)	(2.9)
Subtract:
Depreciation and amortization	3.8	3.2	-	0.2	0.4	-
Income (loss) from operations	$2.8	$6.9	$0.9	$(0.1)	$(2.0)	$(2.9)

IDT Corporation
Reconciliation of Adjusted EBITDA to Income (Loss) from Operations
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Year Ended July 31, 2013 (FY 2013)
Revenue	$1,620.6	$1,587.6	$14.5	$5.8	$12.7	$-
Direct cost of revenue	1,355.6	1,346.8	6.3	0.9	1.7	-
Selling, general and administrative	218.5	189.3	6.4	3.8	5.1	13.9
Research and development	7.2	-	-	-	7.2	-
Adjusted EBITDA	39.4	51.6	1.8	1.1	(1.2)	(13.9)
Subtract (Add):
Depreciation and amortization	14.9	12.3	-	0.8	1.7	0.1
Impairment of building and improvements	4.4	-	-	-	4.4	-
Other operating gains, net	(9.3)	(9.3)	-	-	-	-
Income (loss) from operations	$29.4	$48.5	$1.8	$0.3	$(7.3)	$(14.0)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Year Ended July 31, 2012 (FY 2012)
Revenue	$1,506.3	$1,477.1	$19.3	$3.8	$6.1	$-
Direct cost of revenue	1,269.4	1,258.8	8.6	0.7	1.3	-
Selling, general and administrative	206.9	182.2	6.6	2.7	2.5	13.0
Research and development	4.6	-	-	-	4.6	-
Adjusted EBITDA	25.4	36.1	4.1	0.4	(2.2)	(13.0)
Subtract (Add):
Depreciation and amortization	16.6	14.2	-	0.7	1.5	0.3
Other operating losses (gains), net	15.9	16.0	-	-	-	(0.1)
(Loss) income from operations	$(7.1)	$5.9	$4.1	$(0.2)	$(3.7)	$(13.2)

IDT Corporation
Reconciliations of Net (Loss) Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	4Q13	3Q13	4Q12	Year Ended July 31, 2013	Year Ended July 31, 2012

Net (loss) income	$(3.3)	$9.1	$37.5	$13.4	$38.8
Adjustments (add) subtract:
Stock-based compensation	(1.5)	(1.5)	(0.7)	(5.9)	(3.3)
Depreciation and amortization	(3.9)	(4.0)	(3.8)	(14.9)	(16.6)
Impairment of building and improvements	(4.4)	-	-	(4.4)	-
Other operating gains (losses), net	-	9.6	-	9.3	(15.9)
Reversals of the valuation allowance on deferred income tax assets	-	-	36.9	-	36.9
(Loss) income from discontinued operations	(1.8)	(1.0)	(0.2)	(4.6)	7.9
Total adjustments	(11.6)	3.1	32.2	(20.6)	9.0
Income tax effect of total adjustments*	5.4	(1.3)	-	9.6	-
	(6.2)	1.8	32.2	(11.0)	9.0
Non-GAAP net income	$2.9	$7.3	$5.3	$24.4	$29.8

Earnings per share:
Basic	$(0.17)	$0.42	$1.78	$0.56	$1.87
Total adjustments	0.31	(0.07)	(1.53)	0.61	(0.43)
Non-GAAP EPS - basic	$0.14	$0.35	$0.25	$1.17	$1.44

Weighted-average number of shares used in calculation of basic earnings per share	21.0	20.9	21.0	20.9	20.7

Diluted	$(0.17)	$0.39	$1.69	$0.52	$1.75
Total adjustments	0.30	(0.06)	(1.45)	0.57	(0.40)
Non-GAAP EPS - diluted	$0.13	$0.33	$0.24	$1.09	$1.35

Weighted-average number of shares used in calculation of diluted earnings per share	22.7	22.4	22.1	22.3	22.1

*
In 4Q12, IDT, due to its profitability in the United States and expected future profitability, reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets. Accordingly, effective with 1Q13, IDT is including an adjustment for the income tax effect of the other adjustments.